AMENDMENT

TO

DISTRIBUTION AGREEMENT

THIS AMENDMENT TO DISTRIBUTION AGREEMENT (the Amendment) is made as of June 1, 2024 between PGIM Rock ETF Trust, a Delaware statutory trust (the Trust), on behalf of each of its series set forth on attached Exhibit A (each referred to as the "Fund") and Prudential Investment Management Services LLC, a Delaware limited liability company (the Distributor).

WHEREAS, the Distributor and the Trust entered into a Distribution Agreement, dated as of October 15, 2023 (as amended, modified and/or supplemented to date, the "Agreement;" all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, the Distributor and the Trust desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Distributor and the Trust hereby agree as follows:

1.The Agreement is hereby amended as of the date hereof by deleting the existing Exhibit A to the Agreement and replacing it with the Exhibit A attached hereto. Each of the undersigned hereby acknowledges, agrees and confirms that the terms of the Agreement shall apply separately and respectively to each Fund.

2.This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment and the Distributor shall be protected in relying on the photocopy or telefax until the Distributor has received the original of the Agreement.

3.This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Distribution Agreement effective as of the date first above written.

PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

By:	/s/ Scott E. Benjamin
Name:	Scott E. Benjamin
Title	Vice President

PGIM ROCK ETF TRUST

(on behalf of its series as listed on Exhibit A)

By: /s/ Stuart Parker

Name: Stuart Parker

Title: President

Exhibit A

PGIM US Large-Cap Buffer 12 ETF – January PGIM US Large-Cap Buffer 12 ETF – February PGIM US Large-Cap Buffer 12 ETF – March PGIM US Large-Cap Buffer 12 ETF – April PGIM US Large-Cap Buffer 12 ETF – May PGIM US Large-Cap Buffer 12 ETF – June PGIM US Large-Cap Buffer 12 ETF – July PGIM US Large-Cap Buffer 12 ETF – August PGIM US Large-Cap Buffer 12 ETF – September PGIM US Large-Cap Buffer 12 ETF – October PGIM US Large-Cap Buffer 12 ETF – November PGIM US Large-Cap Buffer 12 ETF – December PGIM US Large-Cap Buffer 20 ETF – January PGIM US Large-Cap Buffer 20 ETF – February PGIM US Large-Cap Buffer 20 ETF – March PGIM US Large-Cap Buffer 20 ETF – April PGIM US Large-Cap Buffer 20 ETF – May PGIM US Large-Cap Buffer 20 ETF – June PGIM US Large-Cap Buffer 20 ETF – July PGIM US Large-Cap Buffer 20 ETF – August PGIM US Large-Cap Buffer 20 ETF – September PGIM US Large-Cap Buffer 20 ETF – October PGIM US Large-Cap Buffer 20 ETF – November PGIM US Large-Cap Buffer 20 ETF – December PGIM Laddered Fund of Buffer 12 ETF
PGIM Laddered Fund of Buffer 20 ETF

Dated: June 1, 2024.